EXHIBIT 99.1

For Immediate Release

GIANT GROUP, LTD. ANNOUNCES BOARD APPROVAL OF A 1 FOR 300 REVERSE

STOCK SPLIT

Beverly Hills, CA – September 9, 2004 – GIANT GROUP, LTD. (OTC; GPOL.OB) announced that its Board of Directors unanimously approved a 1 for 300 reverse stock split, subject to stockholder approval. Upon consummation of the reverse stock split, each 300 shares of common stock held by a stockholder will be converted into one share. Fractional shares will be converted into cash based on a value of $1.85 per pre-split share, which represents a 19.4% premium over the September 8, 2004 closing trading price, a 21.7% premium over the average closing trading price for the last ten days and a 37.0% premium over the average closing trading price over the last five years. The reverse stock split will result in GIANT having fewer than 300 stockholders, thereby enabling GIANT to cease its reporting obligations under the Securities Exchange Act of 1934 and become a private company. Giant intends to terminate its registration under the Securities Exchange Act of 1934 and continue its operations as a non-reporting private company.

GIANT expects to file preliminary proxy materials with the Securities and Exchange Commission shortly and expects to hold a special meeting of stockholders to consider the reverse stock split before the end of the year.

For further information contact:

Burt Sugarman

Chairman and Chief Executive Officer

(310) 273 5678